News Release

Tutor Perini Reports Strong First Quarter Earnings

•	Income from construction operations of $40.1 million, double that of Q1 2015
•	Diluted EPS of $0.31, triple the results of Q1 2015
•	Backlog of $8.2 billion, up 9% compared to $7.5 billion at Q4 2015; largest backlog since Q3 2008
•	Cash flow from operations of $15.9 million; strongest first quarter result in eight years

LOS ANGELES – (BUSINESS WIRE) – May 4, 2016 – Tutor Perini Corporation (NYSE: TPC), a leading civil and building construction company, today reported results for the three months ended March 31, 2016. Revenue for the first quarter of 2016 was $1,085.4 million, up modestly compared to the first quarter of last year. Income from construction operations was $40.1 million for the first quarter of 2016 compared to $20.1 million for the comparable period last year. Net income for the first quarter of 2016 was $15.4 million, or $0.31 per diluted share, compared to $5.1 million, or $0.10 per diluted share, for the first quarter of 2015. The strong increase in both income from construction operations and net income was primarily due to increased revenue in the Building segment, improved operating performance in both the Building and Civil segments, and lower general and administrative expenses.

Backlog as of March 31, 2016 was $8.2 billion, up 9% compared to $7.5 billion as of December 31, 2015. New awards and adjustments to contracts in process were $1.8 billion in the first quarter of 2016. Significant new awards included the previously announced $663 million East Side Access CM007 mass-transit project for the Metropolitan Transportation Authority in New York and the $285 million Pechanga Resort and Casino expansion project in California. In addition, the Company booked its share of more than $150 million of additional contract scope for the California High-Speed Rail project.

The Company is on track with its previously stated goals to generate improved operating cash and reduce unbilled costs. Cash flow from operations was $15.9 million for the first quarter of 2016, the strongest first quarter operating cash flow in eight years. The unbilled cost balance decreased almost $50 million in the first quarter of 2016, the largest quarterly reduction in more than eight years. The Company expects to build upon the progress made in the first quarter throughout the remainder of 2016 and 2017.

“I am pleased with our strong first quarter results. We delivered significantly improved earnings and operating cash while also booking higher new awards than in any quarter in nearly three years. With our near-record backlog and numerous sizeable bidding opportunities, we remain confident in our ability to achieve solid growth and profitability this year,” commented Ronald Tutor, Chairman and Chief Executive Officer.

Outlook and Guidance

Based on the current backlog and market outlook, the Company is affirming its guidance for 2016, with revenue expected to be in the range of $5.1 billion to $5.6 billion and diluted earnings per share (EPS) in the range of $1.90 to $2.20. As previously indicated in our earnings release for the fourth quarter of 2015 and fiscal year 2015, earnings in 2016 are expected to be more heavily weighted towards the second half of the year, consistent with the cyclicality of the Company’s business.

First Quarter Conference Call

The Company will host a conference call at 2:00 PM Pacific Time on Wednesday, May 4, 2016, to discuss the first quarter results. To participate in the conference call, please dial 877-407-8293 five to ten minutes prior to the scheduled time. International callers should dial +1-201-689-8349.

The conference call will be webcast live over the Internet and can be accessed by all interested parties on Tutor Perini's website at www.tutorperini.com. To listen to the webcast, please visit the Company's website at least fifteen minutes prior to the start of the call to register and to download and install any necessary software. For those unable to participate during the live call, the webcast will be available for replay shortly after the call on the website.

About Tutor Perini Corporation

Tutor Perini Corporation is a leading civil and building construction company offering diversified general contracting and design-build services to private clients and public agencies throughout the world. We have provided construction services since 1894 and have established a strong reputation within our markets by executing large complex projects on time and within budget while adhering to strict quality control measures. We offer general contracting, pre-construction planning and comprehensive project management services, including the planning and scheduling of the manpower, equipment, materials and subcontractors required for a project. We also offer self-performed construction services including excavation, concrete forming and placement, steel erection, electrical and mechanical services, plumbing and HVAC. We are known for our major complex building project commitments, as well as our capacity to perform large and complex transportation and heavy civil construction for government agencies and private clients throughout the world.

The statements contained in this Release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation, statements regarding the Company’s expectations, hopes, beliefs, intentions or strategies regarding the future and statements regarding future guidance or estimates and non-historical performance. These forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. The Company’s expectations, beliefs and projections are expressed in good faith and the Company believes there is a reasonable basis for them. There can be no assurance that future developments affecting the Company will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the Company’s ability to win new contracts and convert backlog into revenue; the Company's ability to successfully and timely complete construction projects; the outcomes of pending or future litigation, arbitration or other dispute resolution proceedings and the timing of related collections; the potential delay, suspension, termination or reduction in scope of a construction project; the continuing validity of the underlying assumptions and estimates of total forecasted project revenues, costs and profits and project schedules; the availability of borrowed funds on terms acceptable to the Company; the ability to retain certain members of management; the ability to obtain surety bonds to secure its performance under certain construction contracts; possible labor disputes or work stoppages within the construction industry; changes in federal and state appropriations for infrastructure projects and the impact of changing economic conditions on federal, state and local funding for infrastructure projects; possible changes or developments in international or domestic political, social, economic, business, industry, market and regulatory conditions or circumstances; actions taken or not taken by third parties, including the Company’s customers, suppliers, business partners, and competitors and legislative, regulatory, judicial and other governmental authorities and officials; the impact of inclement weather conditions on projects; and other risks and uncertainties discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission on February 29, 2016. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Contact:

Tutor Perini Corporation
Jorge Casado, 818-362-8391
Vice President, Investor Relations & Corporate Communications

www.tutorperini.com

Tutor Perini Corporation
Condensed Consolidated Statements of Operations
Unaudited

	Three Months Ended March 31,
(in thousands, except per share data)	2016	2015

Revenue	$1,085,369	$1,066,465

Cost of operations	(980,277)	(975,706)

Gross profit	105,092	90,759

General and administrative expenses	(64,970)	(70,675)

INCOME FROM CONSTRUCTION OPERATIONS	40,122	20,084

Other income (expense), net	682	(754)
Interest expense	(14,080)	(11,125)

Income before income taxes	26,724	8,205

Provision for income taxes	(11,324)	(3,079)

NET INCOME	$15,400	$5,126

BASIC EARNINGS PER COMMON SHARE	$0.31	$0.11

DILUTED EARNINGS PER COMMON SHARE	$0.31	$0.10

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING:
BASIC	49,079	48,747
DILUTED	49,285	49,543

Tutor Perini Corporation
Segment Information
Unaudited

	Reportable Segments
			Specialty				Consolidated
(in thousands)	Civil	Building	Contractors	Totals	Corporate		Total
Three Months Ended March 31, 2016
Total revenue	$367,501	$487,994	$281,773	$1,137,268	$—		$1,137,268
Elimination of intersegment revenue	(31,643)	(20,256)	—	(51,899)	—		(51,899)
Revenue from external customers	$335,858	$467,738	$281,773	$1,085,369	$—		$1,085,369
Income from construction operations	$33,665	$12,450	$9,413	$55,528	$(15,406)	(a)	$40,122

Three Months Ended March 31, 2015
Total revenue	$392,876	$416,063	$293,017	$1,101,956	$—		$1,101,956
Elimination of intersegment revenue	(18,202)	(17,233)	(56)	(35,491)	—		(35,491)
Revenue from external customers	$374,674	$398,830	$292,961	$1,066,465	$—		$1,066,465
Income from construction operations	$30,593	$(2,279)	$10,524	$38,838	$(18,754)	(a)	$20,084

(a) Consists primarily of corporate general and administrative expenses.

Tutor Perini Corporation
Condensed Consolidated Balance Sheets
Unaudited

(in thousands, except share and per share amounts)	March 31, 2016	December 31, 2015
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$90,582	$75,452
Restricted cash	49,158	45,853
Accounts receivable, including retainage	1,615,661	1,473,615
Costs and estimated earnings in excess of billings	858,356	905,175
Deferred income taxes	26,550	26,306
Other current assets	91,990	108,844
Total current assets	2,732,297	2,635,245

Property and equipment, net	519,890	523,525

Goodwill	585,006	585,006
Intangible assets, net	95,654	96,540
Other	198,635	196,361
Total assets	$4,131,482	$4,036,677

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$99,970	$88,917
Accounts payable, including retainage	1,005,906	937,464
Billings in excess of costs and estimated earnings	285,582	288,311
Accrued expenses and other current liabilities	160,964	159,016
Total current liabilities	1,552,422	1,473,708

Long-term debt, less current maturities	725,763	728,767
Deferred income taxes	274,232	273,310
Other long-term liabilities	138,734	140,665
Total liabilities	2,691,151	2,616,450

CONTINGENCIES AND COMMITMENTS

STOCKHOLDERS’ EQUITY:
Preferred stock– authorized 1,000,000 shares ($1 par value), none issued	—	—
Common stock - authorized 75,000,000 shares ($1 par value), issued and outstanding 49,072,710 shares	49,073	49,073
Additional paid-in capital	1,039,070	1,035,516
Retained earnings	393,203	377,803
Accumulated other comprehensive loss	(41,015)	(42,165)
Total stockholders' equity	1,440,331	1,420,227

Total liabilities and stockholders' equity	$4,131,482	$4,036,677

Tutor Perini Corporation
Condensed Consolidated Statements of Cash Flows
Unaudited

	Three Months Ended March 31,
(in thousands)	2016	2015
Cash flows from operating activities:
Net income	$15,400	$5,126
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	14,496	10,594
Share-based compensation expense	3,647	9,159
Deferred income taxes	(155)	—
(Gain) loss on sale of property and equipment	285	(276)
Other long-term liabilities	(4,061)	2,381
Other non-cash items	1,399	(2,227)
Changes in other components of working capital	(15,067)	(27,081)
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	15,944	(2,324)

Cash flows from investing activities:
Acquisition of property and equipment excluding financed purchases	(4,812)	(5,691)
Proceeds from sale of property and equipment	939	798
Change in restricted cash	(3,305)	277
NET CASH USED IN INVESTING ACTIVITIES	(7,178)	(4,616)

Cash flows from financing activities:
Proceeds from debt	299,785	280,200
Repayment of debt	(287,484)	(262,112)
Issuance of common stock and effect of cashless exercise	—	(773)
Debt issuance costs	(5,937)	—
NET CASH PROVIDED BY FINANCING ACTIVITIES	6,364	17,315

Net increase in cash and cash equivalents	15,130	10,375
Cash and cash equivalents at beginning of year	75,452	135,583
Cash and cash equivalents at end of period	$90,582	$145,958

Tutor Perini Corporation
Backlog Information
Unaudited

			Revenue
		New Awards in the	Recognized in the
	Backlog at	Three Months Ended	Three Months Ended	Backlog at
(in millions)	December 31, 2015	March 31, 2016(a)	March 31, 2016	March 31, 2016
Civil	$2,743.7	$938.3	$(335.9)	$3,346.1
Building	2,780.4	562.0	(467.7)	2,874.7
Specialty Contractors	1,941.0	279.2	(281.8)	1,938.4
Total	$7,465.1	$1,779.5	$(1,085.4)	$8,159.2

(a) New awards consists of the original contract price of projects added to our backlog plus or minus subsequent changes to the estimated total contract price of existing contracts.